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TABLE OF CONTENTS3

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230749

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 18, 2019)

4,166,667 Shares

Millendo Therapeutics, Inc.

Common Stock

        We are offering 4,166,667 shares of common stock in this offering. Our common stock is listed on the Nasdaq Capital Market under the symbol "MLND". On December 4, 2019, the last reported sale price of our common stock on the Nasdaq Capital Market was $7.76 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus, as well as other risk factors incorporated by reference into this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$6.00	$25,000,002
Underwriting Discounts and Commissions(1)	$0.36	$1,500,000
Proceeds to Millendo Therapeutics, Inc. (before expenses)	$5.64	$23,500,002

(1)
See "Underwriting" for a description of the compensation payable to the underwriters.

        Delivery of the shares of common stock is expected to be made on or about December 9, 2019. We have granted the underwriters an option, exercisable for a period of 30 days from the date of this prospectus supplement, to purchase up to 625,000 additional shares of our common stock. If the underwriters exercise this option in full, the total underwriting discounts and commissions payable by us will be approximately $1,725,000 and the total proceeds to us, before expenses, will be approximately $27,025,002.

Joint Book-Running Managers

Citigroup	SVB Leerink

Prospectus Supplement dated December 4, 2019.

Prospectus Supplement

Prospectus

        Neither we nor the underwriters have authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, or any free writing prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, or any such free writing prospectus or of any sale of our common stock. Our business, financial condition, results of operations, and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents

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incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement and in the accompanying prospectus.

        We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

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ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is part of a "shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC"), and is in two parts. The document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

        This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus supplement and accompanying prospectus, contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find More Information."

        Unless otherwise stated, all references in this prospectus supplement and the accompanying prospectus to "we," "us," "our," "Millendo Therapeutics" and similar designations refer, collectively, to Millendo Therapeutics, Inc. and, where appropriate, our subsidiaries.

        We own various U.S. federal trademark applications and unregistered trademarks, including our company name. All other trademarks or trade names referred to in this prospectus supplement and in the accompanying prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indication that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

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PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information from this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents we incorporate by reference, including the "Risk Factors" section contained in this prospectus supplement and the accompanying prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement. You should also carefully read the information incorporated by reference into this prospectus supplement and accompanying prospectus, including our financial statements and notes to those financial statements, before making an investment decision.

 Company Overview

        We are a late-stage biopharmaceutical company primarily focused on developing novel treatments for orphan endocrine diseases where current therapies do not exist or are insufficient. We are currently advancing three product candidates. Our most advanced product candidate, livoletide, is a potential treatment for Prader-Willi Syndrome ("PWS"), a rare and complex genetic endocrine disease characterized by hyperphagia, or insatiable hunger, that contributes to serious complications, a significant burden on patients and caregivers and early mortality.

        We are also developing nevanimibe as a potential treatment for patients with classic congenital adrenal hyperplasia ("CAH"), a rare, monogenic adrenal disease that requires lifelong treatment with exogenous cortisol, often at high doses. These chronic high doses of cortisol can result in side effects that include diabetes, obesity, hypertension and psychological problems. When on suboptimal doses of cortisol, female CAH patients can experience hirsutism, infertility and menstrual irregularity, and male CAH patients can experience testicular atrophy, infertility and testicular tumors, making it difficult for physicians to appropriately treat CAH without causing adverse consequences.

        We also have a neurokinin 3 receptor (NK3R) antagonist (MLE-301) in our research and development pipeline, which we plan to develop as a potential treatment of vasomotor symptoms ("VMS"), defined as hot flashes and night sweats in menopausal women. MLE-301 is currently in preclinical studies designed to enable first-in-human clinical studies, which we expect to initiate in 2020.

Livoletide (AZP-531) for the treatment of PWS

        We are developing livoletide for the potential treatment of patients with PWS. Recognized as the most common genetic cause of life-threatening childhood obesity, PWS is estimated to affect between 8,000-11,000 patients in the United States and 13,000-18,000 in Europe. While PWS patients experience a multitude of symptoms, hyperphagia, which typically begins in early childhood, is among the most serious. When coupled with the low resting energy expenditures that also characterize PWS, hyperphagia leads to significant weight gain and obesity. Mortality occurs early in PWS patients, with death often occurring between the ages of 30 and 40 from respiratory distress, cardiovascular events and accidents, most resulting from complications associated with hyperphagia. There are currently no approved treatments for hyperphagia or the abnormal eating behaviors associated with PWS. Managing hyperphagia requires security measures to prevent access to food in cupboards, refrigerators and garbage, placing a significant burden on patients and their caregivers, often parents. While growth hormone is used in a majority of PWS patients to help optimize adult height, cognition and body composition, it has shown no convincing evidence to date that it affects hyperphagia.

        We believe that livoletide, a cyclic peptide analogue of unacylated ghrelin ("UAG"), may provide a unique approach for the treatment of PWS by addressing the underlying hormone dysregulation that causes the disease. In a randomized, double-blind, placebo-controlled Phase 2 clinical trial in

47 patients with PWS, we observed that administration of livoletide once daily was associated with a clinically meaningful improvement in hyperphagia, with over 65% of home resident patients with a baseline score of 10 or more showing a four point decrease or greater in the PWS Hyperphagia Questionnaire, as well as a reduction in appetite. In a pre-specified analysis of 38 home-resident PWS patients from the Phase 2 trial, we observed a larger and statistically significant decrease in hyperphagia following administration of livoletide as compared to placebo. Based on clinical and preclinical data, we believe livoletide has the potential to increase functional UAG levels (level of UAG plus livoletide) and decrease hyperphagia and negative food-related behaviors, with potential long-term benefits with respect to obesity and its complications.

        In March 2019, we announced that we initiated a pivotal Phase 2b/3 clinical trial of livoletide for the treatment of PWS patients, with topline results from the Phase 2b portion of the study expected in the first half of 2020. As of November 13, 2019, the Phase 2b portion of the study is fully recruited for PWS patients ages 8 to 65. A protocol amendment was submitted to the U.S. Food and Drug Administration (the "FDA") on August 7, 2019, which allows 4 to 7 year-olds to participate in the Phase 2b/3 clinical trial. We plan to continue to recruit patients in this age group.

        We acquired livoletide in connection with our acquisition of Alizé Pharma SAS ("Alizé") in December 2017. We have received orphan drug designation for livoletide from the FDA and the European Medicines Agency ("EMA") for the treatment of PWS.

        As of September 30, 2019, we owned four issued U.S. patents with respect to livoletide, the earliest of which is not due to expire before 2028 and the latest of which is not due to expire before 2033 without extension pursuant to the Hatch-Waxman Act.

Nevanimibe for the treatment of CAH

        We are developing nevanimibe as a potential treatment for patients with CAH. CAH is diagnosed at birth through universal screening, occurs in approximately one in 15,000 live births in the United States and is characterized by an inability of the body to produce cortisol naturally. CAH patients require lifelong treatment with exogenous cortisol, often at high doses, which can result in side effects that include diabetes, obesity, hypertension and psychological problems. Conversely, in the absence of suppressive cortisol levels, excess steroid precursors and androgens are generated and can result in hirsutism, infertility and menstrual irregularity in female CAH patients, and testicular atrophy and infertility in male CAH patients. In addition, as many as half of male CAH patients develop large testicular tumors. We believe that nevanimibe, a potentially first-in-class acyl coenzyme A: cholesterol acyltransferase 1 ("ACAT1") inhibitor represents a novel, adrenal-specific approach to treating CAH that will minimize the need to administer chronic high doses of exogenous cortisol. ACAT1 is a critical enzyme involved in adrenal steroid synthesis and, by inhibiting ACAT1, nevanimibe seeks to suppress the hormonal process that ultimately leads to the production of excess steroid precursors, particularly 17-hydroxyprogesterone ("17-OHP") and androgens in CAH patients. In a Phase 2 proof-of-concept clinical trial of nevanimibe for the treatment of patients with CAH, we observed nevanimibe to be associated with clear signs of clinical activity in seven of 10 treated patients, as well as to have rapid onset of action. In this trial, we further observed that during treatment with nevanimibe at all doses, patients exhibited a mean reduction in levels of 17-OHP, the key biomarker used by physicians to guide patient treatment, while during administration of placebo, patients exhibited a mean increase in 17-OHP levels. 70% of subjects experienced a decrease in 17-OHP of at least 50% during at least one nevanimibe treatment period.

        We initiated a Phase 2b clinical trial of nevanimibe in CAH patients in the third quarter of 2018. The Phase 2b study will evaluate nevanimibe's efficacy and safety in treating CAH, and includes two distinct cohorts of patients. Cohort 1 includes patients with a baseline 17-OHP level, a key measure of disease control, of greater than or equal to 4-times the upper limit of normal (ULN) which is similar to the Phase 2a study population but now with longer duration of treatment and with the ability for additional dose-ranging. Cohort 2 includes patients with elevated glucocorticoids and a baseline 17-OHP level of less than 4-times ULN. Patients in Cohort 2 will have their glucocorticoid dose reduced, with an anticipated increase in 17-OHP levels and then treatment with nevanimibe seeking to reduce the 17-OHP levels. The study's primary endpoint across both study cohorts is an assessment of the percentage of patients that achieve 17-OHP levels of less than or equal to 2-times ULN. Secondary endpoints include assessments of other adrenal hormones, including androgens.

        We expect to report topline results from Cohort 1 of the Phase 2b study in the second half of 2020. We expect to provide an update on the anticipated timing of Cohort 2 topline results in the first quarter of 2020.

        We have received orphan drug designation for nevanimibe from the FDA and EMA for the treatment of CAH. As of September 30, 2019, we owned two issued U.S. patents with respect to nevanimibe, which are not due to expire before 2035, and we jointly owned, with University of Michigan, three issued U.S. patents, which are each not due to expire before 2033.

Neurokinin 3 receptor (NK3R) antagonist for the treatment of vasomotor symptoms (VMS)

        We are developing MLE-301, an NK3R antagonist, as a potential treatment of VMS. Over 20 million women in the United States suffer from VMS. MLE-301 is a second generation NK3R antagonist, a target that we and others have previously shown plays a key role in regulating the activity of KNDy (kisspeptin/NKB/dynorphin) neurons, which are overactive in menopausal women and play an important role in the generation of VMS. MLE-301 currently is in preclinical studies designed to enable first-in-human clinical studies, which we expect to initiate in 2020. We have a worldwide, exclusive license from F. Hoffmann-La Roche Ltd ("Roche Basel") and Hoffman-La Roche Inc. ("Roche US", and together with Roche Basel, "Roche"), pursuant to a license agreement with Roche with an effective date of October 16, 2018 (the "Roche License Agreement").

        The figure below depicts our product candidate pipeline:

 Financial Information

        As of September 30, 2019, we had cash, cash equivalents, marketable securities and restricted cash of $48.3 million.

Recent Developments

Suspension of ATM Program

        In April 2019, we entered into an equity distribution agreement with Citigroup Global Markets Inc. that established a program pursuant to which we may offer and sell up to $50 million of shares of our common stock from time to time in at-the-market transactions. No shares have been sold under this program. We do not plan to offer, and during the duration of this offering and until the expiration of the lock-up period described in the section of this prospectus supplement entitled "Underwriting" we will not offer, any shares of our common stock pursuant to the prospectus filed with the SEC relating to the equity distribution agreement with Citigroup Global Markets Inc., dated April 5, 2019.

Corporate Information

        We were incorporated under the laws of the State of Delaware in April 2011 under the name "Ovastem, Inc." and changed our name to "OvaScience, Inc." ("OvaScience") in May 2011. On December 7, 2018, we completed a reverse merger with what was then known as "Millendo Therapeutics, Inc." ("Private Millendo") in accordance with the terms of the Agreement and Plan of Merger and Reorganization dated as of August 8, 2018, as amended on September 25, 2018 and November 1, 2018 (the "Merger Agreement"), by and among us, Private Millendo and Orion Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of OvaScience ("Merger Sub"), pursuant to which, among other matters, Merger Sub merged with and into Private Millendo, with Private Millendo continuing as a wholly owned subsidiary of OvaScience and the surviving corporation of the merger (the "Merger"). Immediately following the Merger, we changed our name from "OvaScience, Inc." to "Millendo Therapeutics, Inc." Following the completion of the Merger, the business conducted by us became primarily the business conducted by Private Millendo, which is a biopharmaceutical company focused on developing novel treatments for orphan endocrine diseases.

        Our principal executive offices are located at 110 Miller Avenue, Suite 100, Ann Arbor, Michigan 48104, and our telephone number is (734) 845-9000.

        Our website is located at http://www.millendo.com. We do not incorporate by reference into this prospectus supplement the information on, or accessible through, our website, and you should not consider it as part of this prospectus supplement.

 The Offering

Common stock offered by us	4,166,667 shares
Over-allotment option	625,000 shares
Common stock to be outstanding immediately following this offering	17,639,604 shares (18,264,604 shares if the underwriters elect to exercise in full their over-allotment option)
Use of proceeds

We currently intend to use the net proceeds from this offering to fund the continued development of the product candidates in our pipeline, and for working capital, capital expenditures and general corporate purposes.

See "Use of Proceeds" on page S-10 of this prospectus supplement.
Risk factors

Investing in our common stock involves significant risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus and under similar headings in other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Nasdaq Capital Market symbol	"MLND"

        The number of shares of our common stock to be outstanding after this offering is based on 13,472,937 shares of common stock outstanding as of September 30, 2019, and excludes:

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  2,588,235 shares of our common stock issuable upon exercise of stock options outstanding as of September 30, 2019 at a weighted average exercise price of $18.34 per share;

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  126,699 shares of our common stock issuable upon the exercise of non-employee (BSA) warrants and employee (BSPCE) warrants outstanding as of September 30, 2019, at a weighted-average exercise price of $6.68 per share, which were assumed in connection with the Alizé Pharma acquisition;

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  17,125 shares of our common stock issuable upon exercise of additional warrants outstanding as of September 30, 2019, at a weighted average exercise price of $16.93 per share;

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  674,738 shares of our common stock reserved for future issuance under our equity incentive plans as of September 30, 2019 and any shares of our common stock that become available pursuant to provisions in such plans that automatically increase the share reserve on January 1 of each calendar year; and

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  133,580 shares of our common stock reserved for future issuance under our employee stock purchase plan as of September 30, 2019 and any shares of our common stock that become available pursuant to provisions in such plan that automatically increase the share reserve on January 1 of each calendar year.

        Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding options or warrants described above and no exercise by the underwriters of their over-allotment option to purchase additional shares of our common stock.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the section titled "Risk Factors" in the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our annual, quarterly and other reports and documents that are incorporated by reference into this prospectus supplement, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled "Special Note Regarding Forward-Looking Statements."

Risks Related to this Offering

If you purchase common stock in this offering, you will experience substantial and immediate dilution.

        The price of our common stock in this offering is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent outstanding options or warrants are exercised, you will incur further dilution. Based on the public offering price of $6.00 per share, our as adjusted net tangible book value as of September 30, 2019 would have been $67.9 million, or $3.85 per share, representing an immediate increase in the net tangible book value per share of $0.52 to existing stockholders and an immediate dilution of $2.15 in net tangible book value per share to new investors purchasing common stock in this offering, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the public offering price. See the section entitled "Dilution" below for a more detailed illustration of the dilution you would incur if you participate in this offering.

Raising additional capital, including as a result of this offering, may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our product candidates.

        Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

        If we raise funds through additional collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.

        We currently intend to use the net proceeds from this offering to fund the continued development of the product candidates in our pipeline, and for working capital, capital expenditures and general corporate purposes. We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus supplement. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our common stock.

A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

        Sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Upon completion of this offering, based on our shares outstanding as of September 30, 2019, including all of the shares to be sold by us in this offering, we will have approximately 17.6 million shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option. Of these shares, approximately 2.6 million shares are subject to a contractual lock-up with the underwriters for this offering for a period of 90 days following this offering. These shares can be sold, subject to any applicable volume limitations under federal securities laws, after the earlier of the expiration of, or release from, the 90-day lock-up period. The balance of our outstanding shares of common stock, including any shares purchased in this offering, may be resold into the public market immediately without restriction, unless owned or purchased by our affiliates.

        As of September 30, 2019, we had 13,472,937 shares of common stock outstanding. All of our outstanding shares of common stock are available for sale in the public market, subject only to the restrictions of Rule 144 under the Securities Act. In addition, the shares of common stock subject to outstanding options under our equity incentive plans and the shares reserved for future issuance under our equity incentive plans will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. In addition, certain holders of our common stock have the right, subject to various conditions and limitations, to request we include their shares of our common stock in registration statements we may file relating to our securities.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus, and the information incorporated by reference into this prospectus supplement or the accompanying prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical or present facts, contained in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including statements regarding our future financial condition, future revenues, projected costs, prospects, business strategy, and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "goals," "intend," "may," "might," "model," "plan," "potential," "predict," "project," "seek," "should," "target," "will," "would," and similar terms or expressions that concern our expectations, strategy, plans, or intentions. These forward-looking statements include, but are not limited to, statements about:

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  our plans to develop and commercialize our product candidates;

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  the progress and timing of our ongoing and planned clinical trials for our product candidates, including the timing of topline results from the Phase 2b portion of our Phase 2b/3 clinical trial of livoletide in PWS patients, the timing of topline results from our Phase 2b clinical study of nevanimibe in CAH, the potential and timing for a neurokinin 3 receptor antagonist (MLE-301) as a potential treatment of vasomotor symptoms to enter clinical trials;

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  the timing of and our ability to obtain and maintain regulatory approvals for our product candidates;

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  the clinical utility of our product candidates;

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  our commercialization, marketing and manufacturing capabilities and strategy;

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  our intellectual property position;

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  our plans to in-license, acquire, develop and commercialize additional product candidates;

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  our competitive position and the development of and projections relating to our competitors or our industry;

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  our ability to identify, recruit and retain key personnel;

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  the impact of laws and regulations;

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  our plans to identify additional product candidates with significant commercial potential that are consistent with our commercial objectives; and

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  our estimates regarding future revenue, if any, future expenses, the funding of our operations, including whether our existing cash, cash equivalents, marketable securities, and restricted cash will be sufficient to fund our current operating plans through the fourth quarter of 2020 and through the topline results of the Phase 2b portion of our Phase 2b/3 clinical trial of livoletide in PWS patients, as well as our future capital requirements and needs for additional financing.

        There are important factors, risks and uncertainties that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those discussed under, and incorporated by reference into, the section entitled "Risk Factors" included in our most recent Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our annual, quarterly and other reports and documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Any forward-looking statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

        You should read this prospectus supplement, the accompanying prospectus, the documents that we have incorporated by reference herein and therein, and the documents we have filed as exhibits to the registration statement, of which this prospectus supplement is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of shares of our common stock in this offering will be approximately $23.1 million, or approximately $26.6 million if the underwriters exercise their over-allotment option in full, in each case after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        We currently intend to use the net proceeds from this offering to fund the continued development of the product candidates in our pipeline, and for working capital, capital expenditures and general corporate purposes.

        We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any future acquisitions as of the date of this prospectus supplement.

        In the ordinary course of our business, we expect to from time to time evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, and we could use a portion of the net proceeds from this offering for such activities. We currently do not have any agreements, arrangements or commitments with respect to any potential acquisition, investment or license.

        This expected use of our net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. Predicting the cost necessary to develop and market product candidates can be difficult, therefore, the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our product candidate development, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates, and any unforeseen cash needs.

        As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business.

 DIVIDEND POLICY

        We do not anticipate declaring or paying in the foreseeable future any dividends on our capital stock. We intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend upon our results of operations, financial condition, contractual restrictions, capital requirements, and other factors. Our future ability to pay dividends on our capital stock may be limited by the terms of any future debt that we may incur or any preferred securities that we may issue in the future.

DILUTION

        Our net tangible book value as of September 30, 2019 was $44.8 million, or $3.33 per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2019. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

        After giving effect to the issuance and sale of 4,166,667 shares of our common stock in this offering at the public offering price of $6.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2019 would have been $67.9 million, or $3.85 per share. This represents an immediate increase in net tangible book value per share of $0.52 to existing stockholders and immediate dilution of $2.15 in net tangible book value per share to new investors purchasing common stock in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors.

        The following table illustrates this per share dilution to the new investors purchasing shares of our common stock in this offering without giving effect to the over-allotment option granted to the underwriters:

Public offering price per share		$6.00
Net tangible book value per share as of September 30, 2019	$3.33
Increase in net tangible book value per share attributable to sale of shares of common stock in this offering	0.52

As adjusted net tangible book value per share after this offering		3.85

Dilution per share to new investors		$2.15

        If the underwriters exercise their over-allotment option to purchase up to 625,000 additional shares in full, the as adjusted net tangible book value will increase to $3.91 per share, representing an immediate increase to existing stockholders of $0.58 per share and immediate dilution of $2.09 per share to investors purchasing shares of our common stock in this offering.

        The above discussion and table are based on 13,472,937 shares of our common stock outstanding as of September 30, 2019 and excludes:

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  2,588,235 shares of our common stock issuable upon exercise of stock options outstanding as of September 30, 2019 at a weighted average exercise price of $18.34 per share;

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  126,699 shares of our common stock issuable upon the exercise of non-employee (BSA) warrants and employee (BSPCE) warrants outstanding as of September 30, 2019, at a weighted-average exercise price of $6.68 per share, which were assumed in connection with the Alizé Pharma acquisition;

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  17,125 shares of our common stock issuable upon exercise of additional warrants outstanding as of September 30, 2019, at a weighted average exercise price of $16.93 per share;

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  674,738 shares of our common stock reserved for future issuance under our equity incentive plans as of September 30, 2019 and any shares of our common stock that become available pursuant to provisions in such plans that automatically increase the share reserve on January 1 of each calendar year; and

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  133,580 shares of our common stock reserved for future issuance under our employee stock purchase plan as of September 30, 2019 and any shares of our common stock that become available pursuant to provisions in such plan that automatically increase the share reserve on January 1 of each calendar year.

        To the extent that stock options and warrants outstanding as of September 30, 2019 have been or may be exercised or other shares issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) with respect to their purchase, ownership, and disposition of shares of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential U.S. federal income tax consequences relating thereto. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership, and disposition of our common stock, as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local and non-U.S. tax consequences and any U.S. federal non-income tax consequences. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation, or an entity treated as a corporation, created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U. S. federal income tax regardless of its source; or

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  a trust if (1) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of the trust's substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

        This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement. These laws are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement.

        This discussion is limited to non-U.S. holders that hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances, nor does it address any aspects of U.S. estate or gift tax, any state, local or non-U.S. taxes, or the application of the alternative minimum tax or the Medicare contribution tax on net investment income. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder, and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, foreign governments, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle, appreciated financial position, synthetic security, conversion transaction or other integrated investment or risk reduction transaction, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies, persons subject to special tax accounting rules under Section 451(b) of the Code, certain former citizens or long-term residents of the United States and qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund).

        In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock through such partnerships, entities or arrangements. If such a partnership, entity or arrangement holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

        There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the acquisition, ownership, or disposition of our common stock.

Distributions on Our Common Stock

        As described in the section of this prospectus supplement entitled "Dividend Policy," we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, distributions, if any, on our common stock generally would constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess would be treated as a tax-free return of the non-U.S. holder's investment, up to such holder's adjusted tax basis in the common stock. Any remaining excess would be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in "—Gain on Sale, Exchange, or Other Disposition of Our Common Stock."

        Subject to the discussions below regarding effectively connected income, backup withholding, and foreign accounts, distributions made to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence. A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty generally will be required to provide a properly executed IRS Form W-8BEN (in the case of an individual) or IRS Form W-8BEN-E (in the case of an entity) or applicable successor form, including a U.S. or, if applicable, a non-U.S. taxpayer identification number, and certifying such holder's qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the making of distributions and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder's behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

        Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, generally are exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification requirements. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States and are includible in the non-U.S. holder's gross income for the taxable year. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S.

persons (as defined in the Code), unless a specific treaty exemption applies. Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale, Exchange or Other Disposition of Our Common Stock

        Subject to the discussion below regarding backup withholding, in general, a non-U.S. holder will not be subject to any U.S. federal income or withholding tax on any gain realized upon such holder's sale, exchange, or other disposition of shares of our common stock unless:

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  the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in "—Distributions on Our Common Stock" also may apply;

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  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount of such gain derived from the disposition, which may be offset by U.S. source capital losses, if any, of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

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  our common stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the non-U.S. holder's holding period, if shorter), a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) (a "USRPHC"). Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not, and believe that it is not likely that we will become, a USRPHC. Even if we are or become a USRPHC, provided that our common stock is "regularly traded on an established securities market" (within the meaning of the U.S. Treasury Regulations), gain arising from the sale or other taxable disposition of our common stock by a non-U.S. holder will not be subject to U.S. federal income tax if such non-U.S. holder holds 5% or less of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock.. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Backup Withholding and Information Reporting

        We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our common stock paid to such holder and the tax withheld, if any, with respect to such dividends. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate (currently 24%) with respect to dividends on our common stock. U.S. backup withholding generally will not apply to a non-U.S. holder who provides a properly executed appropriate IRS Form W-8BEN, W-8BEN-E, W-8ECI or applicable successor form, or otherwise establishes an exemption. Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder's U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

        Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and administrative guidance issued thereunder (FATCA), generally impose a U.S. federal withholding tax of 30% on withholdable payments, including dividends on our common stock paid to (i) a "foreign financial institution" (as specifically defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) a non-financial foreign entity, unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. While withholdable payments would have included payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed U.S. Treasury Regulations provide that such payments of gross proceeds do not constitute withholdable payments. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers generally may rely on these proposed U.S. Treasury Regulations until they are revoked or final U.S. Treasury Regulations are issued.

        Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. The rules under FATCA are complex. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

        EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING

        Citigroup Global Markets Inc. and SVB Leerink LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	2,166,667
SVB Leerink LLC	2,000,000

Total	4,166,667

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters' over-allotment option described below) if they purchase any of the shares.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.216 per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

        We have granted to the underwriters an option, exercisable for a period of 30 days from the date of this prospectus supplement, to purchase up to 625,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        We have agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any of our affiliates or any person in privity with us or any of our affiliates) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any other shares of our common stock or any securities convertible into, or exercisable for, shares of our common stock, or publicly announce an intention to effect any such transaction for a period of 90 days after the date of this prospectus supplement (the "lock-up period"), in each case without the prior written consent of Citigroup Global Markets Inc. and SVB Leerink LLC. Such exceptions include, among other things, that we may (i) issue and sell shares of our common stock in this offering, (ii) issue and sell shares of our common stock pursuant to any of our employee stock option plan, stock purchase plan, incentive plan, stock ownership plan or dividend reinvestment plan in effect as of the date hereof, (iii) issue our common stock upon the conversion or exercise of securities or exercise of warrants outstanding as of the date hereof, (iv) enter into an agreement providing for and issue shares of our common stock or any securities convertible into our common stock in an aggregate amount not to exceed 5% of the aggregate shares of common stock outstanding immediately following the issuance to be sold in connection with mergers, acquisitions or strategic transactions, (v) assist with certain parties in establishing a trading plan pursuant to Rule 10b5-1 under the Exchange Act (a "10b5-1 Plan"), and (vi) file any registration statement on Form S-8.

        Our directors, executive officers and certain of our stockholders (collectively, the "lock-up parties") have entered into lock-up agreements for the benefit of the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, subject to certain exceptions, for the lock-up period, may not, without the prior written consent of Citigroup Global Markets Inc. and SVB Leerink LLC, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the lock-up parties or any affiliate of the lock-up parties or any person in privity with the lock-up parties or any affiliate of the lock-up parties), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any shares of capital stock of us or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction.

        The exceptions permit the lock-up parties, among other things and subject to restrictions, to transfer shares of our common stock or any security convertible, exercisable or exchangeable into our common stock: (i) as a bona fide gift, (ii) by will or intestate succession; (iii) to any trust for the direct or indirect benefit of the lock-up parties or the immediate family of the lock-up parties; (iv) distribute or transfer to: (x) general or limited partners, members, stockholders or affiliates of the lock-up parties or (y) any corporation, partnership, limited liability company or other entity which controls or is controlled by the lock-up parties or to entities under common control with the lock-up parties; (v) by operation of law; (vi) acquired in this offering; (vii) pursuant to a bona fide third-party tender offer for all outstanding shares of our common stock, merger, consolidation or other similar transaction made to all holders of our securities involving a change of control of Millendo Therapeutics; (viii) pursuant to any existing 10b5-1 Plan; provided that in the case of (i), (ii), (iii), (iv), and (v) each transferee signs and delivers a lock-up letter, and in certain cases any such transfer shall not involve a disposition for value and no filing under the Exchange Act or other public announcement will be required or voluntarily made during the lock-up period.

        The lock-up parties may also establish a 10b-5 Plan, provided that (x) the securities subject to such plan may not be sold until after the expiration of the lock-up period and (y) such establishment will not result in any public filing or other public announcement during the lock-up period and exercise any options or warrants to purchase, or settle restricted stock units covering, our capital stock (including net exercises), provided that the shares of capital stock issued upon exercise or settlement will remain subject to the same lock-up provisions and any Form 4 filed in accordance with Section 16 of the Exchange Act in connection with any such exercise or settlement will include an explanatory footnote. The lock-up parties may also exercise any options or warrants to purchase, or settle any restricted stock units covering, our capital stock (including net exercises, through the surrender of shares of our common stock to us, and withholding of shares of our common stock by us to pay tax withholding obligations required to be paid or satisfied upon the settlement of restricted stock units, in each case to the extent permitted by the instruments representing such options, warrants or restricted stock units); provided, however, that in any such case the shares of capital stock issued upon exercise or settlement shall remain subject to the provisions of the lock-up letter and any Form 4 filed in accordance with Section 16 of the Exchange Act in connection with any such exercise or settlement will include an explanatory footnote. The restrictions described above shall also not apply to any shares of common stock acquired by the lock-up parties in the open market after the date of this prospectus supplement; provided that no filing under Section 16 of the Exchange Act (other than required filings under

Schedule 13D and 13F) will be required or voluntarily made during the lock-up period with respect to a sale or other disposition of such shares of common stock.

        Citigroup Global Markets Inc. and SVB Leerink LLC, on behalf of the underwriters, in their discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

        The shares are listed on the Nasdaq Capital Market under the symbol "MLND."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Paid by Millendo Therapeutics, Inc.
	No Exercise	Full Exercise
Per share	$0.36	$0.36
Total	$1,500,000	$1,725,000

        We estimate that our portion of the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately $0.4 million. We have agreed to reimburse the underwriters for expense of up to $25,000 related to clearance of this offering with the Financial Industry Regulatory Authority.

        In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' over-allotment option, and stabilizing purchases.

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  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

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  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' over-allotment option.

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  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' over-allotment option to purchase additional shares.

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  Covering transactions involve purchases of shares either pursuant to the underwriters' over-allotment option or in the open market in order to cover short positions.

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  To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

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  To close a covered short position, the underwriters must purchase shares in the open market or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters' over-allotment option.

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  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the shares on the Nasdaq Capital Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq Capital Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

Conflicts of Interest

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Citigroup Global Markets Inc. is our agent in connection with our at-the-market equity offering program.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

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  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

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  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

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  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression "an offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        This prospectus has been prepared on the basis that any offer of common shares in any EEA Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly any person making or intending to make an offer in an EEA Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation of such offer.

        The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Australia

        No prospectus or other disclosure document, as defined in the Corporations Act 2001 ("Cth") of Australia, or Corporations Act, in relation to our shares has been or will be lodged with the Australian Securities & Investments Commission (the "ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

          (a)   you confirm and warrant that you are either:

          (i)  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

         (ii)  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

        (iii)  a person associated with Millendo under section 708(12) of the Corporations Act; or

        (iv)  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

          (b)   you warrant and agree that you will not offer any of our shares for resale in Australia within 12 months of that security being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the shares may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the shares will be required, and is deemed by the acquisition of the shares, to confirm that he is aware of the restriction on offers of the shares described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restriction.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except

(i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Canada

        The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000

    (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in China

        This prospectus supplement does not constitute a public offer of shares, whether by sale or subscription, in the People's Republic of China (the "PRC"). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares or any beneficial interest therein without obtaining all prior PRC's governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus supplement will be passed upon for us by Cooley LLP, Boston, Massachusetts. Davis Polk & Wardwell LLP, New York, New York, is counsel for underwriters in connection with this offering.

EXPERTS

        The consolidated financial statements of Millendo Therapeutics, Inc. included in Millendo Therapeutics, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Millendo Therapeutics SAS (formerly known as Alizé Pharma SAS), which comprise the balance sheet as of December 31, 2016 and the related statements of income and cash flows for the year then ended, and the balance sheet as of December 19, 2017 and the related statements of income and cash flows for the period from January 1 to December 19, 2017, and the related notes to the financial statements included therein, which is referred to and made a part of this prospectus supplement and the accompanying prospectus, have been audited by RSM Rhône-Alpes, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.millendo.com. Our website is not a part of this prospectus supplement and is not incorporated by reference in this prospectus supplement.

        This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus supplement and the accompanying prospectus regarding us and the securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the SEC's internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for the documents incorporated by reference in this prospectus is 001-35890. The documents incorporated by reference into this prospectus contain important information that you should read about us.

        The following documents are incorporated by reference into this document:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on April 1, 2019;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 15, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on August 12, 2019, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on November 13, 2019;

  •
  our Current Reports on Form 8-K filed with the SEC on January 7, 2019, January 22, 2019, February 7, 2019, March 22, 2019, April 17, 2019, June 13, 2019 and June 18, 2019, to the extent the information in such reports is filed and not furnished;

  •
  our Proxy Statement filed with the SEC on April 29, 2019, to the extent the information therein is filed and not furnished; and

  •
  the description of our common stock set forth in the registration statement on Form 8-A registering our common stock under Section 12 of the Exchange Act, which was filed with the SEC on April 25, 2013, including any amendments or reports filed for purposes of updating such description.

        We also incorporate by reference into this prospectus any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        We will provide to each person, including any beneficial owner, to whom a prospectus supplement or the accompanying prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Millendo Therapeutics, Inc., Attn: Investor Relations, 110 Miller Avenue, Suite 100, Ann Arbor, Michigan 48104.

        Any statement contained in this prospectus supplement or contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or any subsequently filed supplement, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement.

PROSPECTUS

$200,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

        From time to time, we may offer up to $200,000,000 of any combination of the securities described in this prospectus in one or more offerings. We may also offer securities as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including any applicable anti-dilution provisions.

        This prospectus provides a general description of the securities we may offer. Each time we offer securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of the securities being offered.

        This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement.

        Our common stock is traded on the Nasdaq Capital Market under the symbol "MLND." On April 2, 2019, the last reported sale price of our common stock was $16.18 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq Capital Market or any securities market or other exchange of the securities, if any, covered by the prospectus supplement.

        We will sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts or over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus as described on page 5 of this prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 18, 2019.

ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total aggregate offering price of $200,000,000. This prospectus provides you with a general description of the securities we may offer.

        Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading "Incorporation of Certain Information by Reference," before investing in any of the securities offered.

        THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        Neither we, nor any agent, underwriter or dealer has authorized any person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus prepared by or on behalf of us or to which we have referred you. This prospectus, any applicable supplement to this prospectus or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, any applicable supplement to this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered, or securities are sold, on a later date.

        This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find More Information."

i

SUMMARY

        This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

        Unless the context indicates otherwise, as used in this prospectus, unless the context otherwise requires, references to "we," "us," "our," "the company" and "Millendo Therapeutics" refer to Millendo Therapeutics, Inc, formerly known as "OvaScience, Inc.", and its subsidiaries. We own various U.S. federal trademark applications and unregistered trademarks, including our company name. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indication that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Company Overview

        We are a late-stage biopharmaceutical company focused on developing novel treatments for orphan endocrine diseases where current therapies do not exist or are insufficient. The endocrine system is a collection of glands that secrete hormones into the blood stream to regulate a number of functions, including appetite, metabolism, growth, development and reproduction. Diseases of the endocrine system can cause multiple and varied symptoms, including appetite dysregulation, metabolic dysfunction, obesity, cardiovascular disease, menstrual irregularity, hirsutism, and infertility.

        We are currently advancing two product candidates to treat three indications. Our most advanced product candidate, livoletide (AZP-531), is a potential treatment for Prader-Willi syndrome, or PWS, a rare and complex genetic endocrine disease characterized by hyperphagia, or insatiable hunger, that contributes to serious complications, a significant burden on patients and caregivers and early mortality. In a randomized, double-blind, placebo-controlled Phase 2 clinical trial in 47 patients with PWS, we observed that administration of livoletide once daily was associated with a clinically meaningful improvement in hyperphagia, as well as a reduction in appetite. In a pre-specified analysis of 38 home-resident PWS patients from the Phase 2 trial, we observed a larger and statistically significant decrease in hyperphagia following administration of livoletide as compared to placebo. In March 2019, we announced that we initiated a pivotal Phase 2b/3 clinical trial of livoletide in PWS patients, with topline results from the Phase 2b portion of the study expected in the first half of 2020.

        We are also developing nevanimibe (ATR-101) with a primary focus on treating patients with classic congenital adrenal hyperplasia, or CAH, a rare, monogenic adrenal disease that requires lifelong treatment with exogenous cortisol, often at high doses. These chronic high doses of cortisol can result in side effects that include diabetes, obesity, hypertension and psychological problems. When on suboptimal doses of cortisol, female CAH patients can experience hirsutism, infertility and menstrual irregularity, and male CAH patients can experience infertility and testicular tumors, making it difficult for physicians to appropriately treat CAH without causing adverse consequences. We reported results from our Phase 2 clinical trial of nevanimibe in patients with CAH in March 2018 and initiated a Phase 2b trial in the third quarter of 2018, with results expected in the first half of 2020. We are also investigating nevanimibe in a Phase 2 clinical trial for the treatment of patients with endogenous Cushing's syndrome, or CS, a rare endocrine disease characterized by excessive cortisol production from the adrenal glands.

Corporate Information

        We were incorporated under the laws of the State of Delaware in April 2011 under the name "Ovastem, Inc." and changed our name to "OvaScience, Inc." ("OvaScience") in May 2011. On December 7, 2018, we completed a reverse merger with what was then known as "Millendo Therapeutics, Inc." ("Private Millendo") in accordance with the terms of the Agreement and Plan of Merger and Reorganization dated as of August 8, 2018, as amended on September 25, 2018 and November 1, 2018 (the "Merger Agreement"), by and among us, Private Millendo and Orion Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of OvaScience ("Merger Sub"), pursuant to which, among other matters, Merger Sub merged with and into Private Millendo, with Private Millendo continuing as a wholly owned subsidiary of OvaScience and the surviving corporation of the merger (the "Merger"). On December 6, 2018, in connection with, and prior to the completion of, the Merger, we effected a 1-for-15 reverse stock split of our common stock (the "Reverse Stock Split"), and immediately following the Merger, we changed our name from "OvaScience, Inc." to "Millendo Therapeutics, Inc." Following the completion of the Merger, the business conducted by us became primarily the business conducted by Private Millendo, which is a biopharmaceutical company focused on developing novel treatments for orphan endocrine diseases. Our principal executive offices are located at 301 North Main Street, Suite 100, Ann Arbor, Michigan 48104, and our telephone number is (734) 845-9000. Our website is located at http://www.millendo.com. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus.

The Securities We May Offer

        We may offer shares of our common stock and preferred stock, various series of debt securities and warrants to purchase any of such securities, up to a total aggregate offering price of $200,000,000 from time to time in one or more offerings under this prospectus, together with any applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of the relevant offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

  •
  designation or classification;

  •
  aggregate principal amount or aggregate offering price;

  •
  maturity;

  •
  original issue discount, if any;

  •
  rates and times of payment of interest or dividends, if any;

  •
  redemption, conversion, exchange or sinking fund terms, if any;

  •
  conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

  •
  ranking;

  •
  restrictive covenants, if any;

  •
  voting or other rights, if any; and

  •
  important U.S. federal income tax considerations.

        The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

        This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

        We may sell the securities directly to investors or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

  •
  the names of those underwriters or agents;

  •
  applicable fees, discounts and commissions to be paid to them;

  •
  details regarding over-allotment options, if any; and

  •
  the estimated net proceeds to us.

        Common Stock.    We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

        In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

        Preferred Stock.    We may issue shares of our preferred stock from time to time, in one or more series. Under our restated certificate of incorporation, as amended, or restated certificate, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, no shares of our preferred stock were outstanding or designated. You should refer to our restated certificate and our third amended and restated by-laws, or restated by-laws, both of which are included as exhibits to the registration statement of which this prospectus is a part.

        Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

        If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the restated certificate establishing the terms of the preferred stock with the SEC. We urge you to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

        Debt Securities.    We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or preferred stock. Conversion may be mandatory or at the holder's option and would be at prescribed conversion rates.

        The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. A form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

        Warrants.    We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental warrant agreements and forms of warrant certificates will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

        We will evidence each series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by any subsequently filed periodic reports and other documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors described in the documents referenced above could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements. These are based on our management's current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the sections entitled "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents incorporated by reference herein.

        Any statements in this prospectus, or incorporated herein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, these forward-looking statements include statements regarding:

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  our plans to develop and commercialize our product candidates;

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  the timing of our planned clinical trials for our product candidates;

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  the timing of and our ability to obtain and maintain regulatory approvals for our product candidates;

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  the clinical utility of our product candidates;

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  our commercialization, marketing and manufacturing capabilities and strategy;

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  our intellectual property position;

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  our plans to in-license, acquire, develop and commercialize additional product candidates;

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  our competitive position and the development of and projections relating to our competitors or our industry;

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  our ability to identify, recruit and retain key personnel;

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  the impact of laws and regulations;

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  our plans to identify additional product candidates with significant commercial potential that are consistent with our commercial objectives; and

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  our estimates regarding future revenue, expenses and needs for additional financing.

        In some cases, you can identify forward-looking statements by the words "may," "might," "can," "will," "to be," "could," "would," "should," "expect," "intend," "plan," "objective," "anticipate," "believe," "estimate," "predict," "project," "potential," "likely," "continue" and "ongoing," or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

        You should refer to the "Risk Factors" section contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate, and you should not place undue reliance on these forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

        Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

 USE OF PROCEEDS

        We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Except as described in any applicable prospectus supplement or in any free writing prospectuses that we may authorize to be provided to you in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered hereby for working capital, capital expenditures and general corporate purposes. We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. We will set forth in the applicable prospectus supplement or free writing prospectus our intended use for the net proceeds received from the sale of any securities sold pursuant to the prospectus supplement or free writing prospectus. Pending these uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and provisions of our restated certificate of incorporation, as amended, or restated certificate, and amended and restated by-laws are summaries. You should also refer to the restated certificate and the amended and restated by-laws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

        Our restated certificate authorizes us to issue up to 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of December 31, 2018, we had outstanding 13,357,999 shares of common stock and no shares of preferred stock outstanding.

Common Stock

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

        In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Registration Rights

        We and certain holders of shares of our common stock have entered into an investors' rights agreement, as amended, or the IRA. The registration rights provisions of this agreement provide those holders with demand, piggyback and Form S-3 registration rights with respect to the shares of common stock currently held by them that qualify as "registrable securities" as defined in the IRA.

Demand Registration Rights

        Subject to certain conditions set forth in the IRA, if we receive a written request from the holders of at least 20% of the registrable securities (as defined in the IRA), we will be required to file a registration statement covering the registration of at least 40% of the registrable securities then outstanding. We are not obligated to file a registration statement pursuant to this provision on more than one occasion.

Piggyback Registration Rights

        Subject to certain exceptions set forth in the IRA, if we propose to file a registration statement, the holders of the registrable securities will be entitled to notice of the registration and have the right to require us to register all or a portion of the registrable securities then held by them, subject to our right and the right of our underwriters to reduce the number of shares proposed to be registered in view of marketing factors.

Registration on Form S-3

        Pursuant to the IRA, at any time when we are eligible to file a registration statement on Form S-3, subject to specified limitations set forth in the IRA, the holders of the registrable securities may request that we register on Form S-3 all or a portion of the registrable securities so long as the total amount of the securities being registered have an aggregate price to the public of at least $1,000,000. We are not obligated to file a Form S-3 pursuant to this provision if we have effected two registrations upon such holders' request within the 12 month period immediately preceding the date of such request.

Expenses of Registration

        We will pay all expenses, other than underwriting discounts, selling commissions and stock transfer taxes, incurred in connection with all demand registrations, piggyback registrations and Form S-3 registrations, including the reasonable fees and disbursements, not to exceed $35,000, of one counsel for the selling holders.

Termination of Registration Rights

        The demand, piggyback and Form S-3 rights granted under the IRA shall terminate upon the earlier of: (i) the date three years following the consummation of the Merger; or (ii) such time as a holder of registrable securities holds less than one percent of our outstanding common stock, we have completed our initial offering (as defined in the IRA) and all registrable securities may be sold pursuant to Rule 144 of the Securities Act during any 90 day period.

Comerica Registration Rights

        In connection with a loan and security agreement and amendment thereto we entered into with Comerica Bank, we issued the lender two warrants to purchase shares of our preferred stock, which in connection with the Merger became warrants to purchase shares of our common stock. The registration rights provision of each of these warrants provide Comerica Bank with the same registration rights set forth in the IRA with respect to the shares underlying the warrants.

Preferred Stock

        Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of up to 5,000,000 shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

        Our board of directors will fix the designations, voting powers, preferences and rights of each series, as well as the qualifications, limitations or restrictions thereof, of the preferred stock of each series that we offer under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

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  the title and stated value;

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  the number of shares we are offering;

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  the liquidation preference per share;

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  the purchase price per share;

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  the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

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  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

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  our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

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  the procedures for any auction and remarketing, if any;

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  the provisions for a sinking fund, if any;

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  the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

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  any listing of the preferred stock on any securities exchange or market;

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  whether the preferred stock will be convertible into our common stock or other securities of ours, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

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  whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

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  voting rights, if any, of the preferred stock;

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  preemption rights, if any;

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  restrictions on transfer, sale or other assignment, if any;

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  whether interests in the preferred stock will be represented by depositary shares;

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  a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

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  the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

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  any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

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  any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

        The General Corporation Law of the State of Delaware, or DGCL, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

        We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

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  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines a "business combination" to include the following:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Staggered Board

        Our restated certificate and by-laws divide our board of directors into three classes with staggered three year terms. In addition, our restated certificate and by-laws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our restated certificate and by-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our restated certificate provides that the authorized number of directors may be changed only by the resolution of our board of directors, subject to the rights of any holders of preferred stock to elect directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Authorized but Unissued Shares

        The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Stockholder Action

        Our restated certificate provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of us, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Super Majority Voting

        The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, require a greater percentage. Our by-laws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with certain of the provisions of our restated certificate.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., with offices at 250 Royall Street, Canton, Massachusetts 02021. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

Listing on Nasdaq

        Our common stock is listed on the Nasdaq Capital Market under the symbol "MLND."

 DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

        We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

        The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

        The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

        We may issue the debt securities issued under the indenture as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with "original issue discount," or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

        We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

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  the title of the series of debt securities;

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  any limit upon the aggregate principal amount that may be issued;

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  the maturity date or dates;

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  the form of the debt securities of the series;

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  the applicability of any guarantees;

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  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

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  whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

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  if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

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  the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

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  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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  if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

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  the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

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  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

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  any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

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  whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities;

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  the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities;

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  the depositary for such global security or securities;

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  if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders' option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

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  if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

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  additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

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  additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

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  additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

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  additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

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  additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

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  the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

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  whether interest will be payable in cash or additional debt securities at our or the holders' option and the terms and conditions upon which the election may be made;

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  the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a "United States person" for federal tax purposes;

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  any restrictions on transfer, sale or assignment of the debt securities of the series; and

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  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

        We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

        Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

        Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

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  if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

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  if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

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  if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

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  if specified events of bankruptcy, insolvency or reorganization occur.

        If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

        The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

        Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

  •
  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

  •
  subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

        A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

  •
  the holder has given written notice to the trustee of a continuing event of default with respect to that series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request,

  •
  such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

  •
  the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

        We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

        We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

  •
  to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

  •
  to comply with the provisions described above under "Description of Debt Securities—Consolidation, Merger or Sale;"

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  •
  to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

  •
  to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

  •
  to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

  •
  to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under "Description of Debt Securities—General" to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

  •
  to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

  •
  to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

        In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

  •
  extending the fixed maturity of any debt securities of any series;

  •
  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

  •
  reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

        Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

  •
  provide for payment;

  •
  register the transfer or exchange of debt securities of the series;

  •
  replace stolen, lost or mutilated debt securities of the series;

  •
  pay principal of and premium and interest on any debt securities of the series;

  •
  maintain paying agencies;

  •
  hold monies for payment in trust;

  •
  recover excess money held by the trustee;

  •
  compensate and indemnify the trustee; and

  •
  appoint any successor trustee.

        In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

        We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

        At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

        Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

        We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

        If we elect to redeem the debt securities of any series, we will not be required to:

  •
  issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

  •
  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

        The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

        Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

        We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

        All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

        The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable prospectus supplements and free writing prospectuses, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase common stock, preferred stock or debt securities and may be issued in one or more series. Warrants may be issued independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

        We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, if any, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

        We will describe in the applicable prospectus supplement the terms relating to a series of warrants being offered, including:

  •
  the title of such securities;

  •
  the offering price or prices and aggregate number of warrants offered;

  •
  the currency or currencies for which the warrants may be purchased;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  •
  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  •
  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

  •
  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which, and the currency in which, these shares may be purchased upon such exercise;

  •
  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

  •
  the terms of any rights to redeem or call the warrants;

  •
  the terms of any rights to force the exercise of the warrants;

  •
  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  the manner in which the warrant agreements and warrants may be modified;

  •
  a discussion of any material or special U.S. federal income tax consequences of holding or exercising the warrants;

  •
  the terms of the securities issuable upon exercise of the warrants; and

  •
  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

  •
  in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent in connection with the exercise of the warrant.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

        Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements, and any claim, controversy or dispute arising under or related to the warrants or warrant agreements, will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

        Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

 LEGAL OWNERSHIP OF SECURITIES

        We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

        We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary or its participants. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not legal holders, of the securities.

Street Name Holders

        We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

        Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

Special Considerations for Indirect Holders

        If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

        Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "—Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and legal holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a legal holder of the security, but only an indirect holder of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only as global securities, an investor should be aware of the following:

  •
  an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  •
  an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

  •
  an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

  •
  an investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in the global security;

  •
  we and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security, nor will we or any applicable trustee supervise the depositary in any way;

  •
  the depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

  •
  financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

        There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

        In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own names, so that they will be direct holders. We have described the rights of holders and street name investors above.

        A global security will terminate when the following special situations occur:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

  •
  if we notify any applicable trustee that we wish to terminate that global security; or

  •
  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

        The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and neither we nor any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

 PLAN OF DISTRIBUTION

        We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        We may also sell equity securities covered by this registration statement in an "at the market" offering as defined in Rule 415(a)(4) under the Securities Act. Such offering may be made into an existing trading market for such securities in transactions at other than a fixed price on or through the facilities of the Nasdaq Capital Market or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale.

        Such at the market offerings, if any, may be conducted by underwriters acting as principal or agent.

        A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

  •
  the name or names of any underwriters, dealers or agents, if any;

  •
  the purchase price of the securities and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  •
  any public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

        If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. These transactions may be effected on any exchange or over-the-counter market or otherwise.

        Any underwriters who are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in the securities on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

 LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the offering and the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon by Cooley LLP, Boston, Massachusetts. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of Millendo Therapeutics, Inc. included in Millendo Therapeutics, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Millendo Therapeutics SAS (formerly known as Alizé Pharma SAS), which comprise the balance sheet as of December 31, 2016 and the related statements of income and cash flows for the year then ended, and the balance sheet as of December 19, 2017 and the related statements of income and cash flows for the period from January 1 to December 19, 2017, and the related notes to the financial statements included herein, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by RSM Rhône-Alpes, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

        Copies of certain information filed by us with the SEC are also available on our website at www.millendo.com. Information contained in or accessible through our website does not constitute a part of this prospectus and is not incorporated by reference in this prospectus.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for the documents incorporated by reference in this prospectus is 001-35890. The documents incorporated by reference into this prospectus contain important information that you should read about us.

        The following documents are incorporated by reference into this document:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

  •
  Our Current Reports on Form 8-K filed with the SEC on January 7, 2019, January 22, 2019, February 7, 2019 and March 22, 2019; and

  •
  The description of our common stock set forth in the registration statement on Form 8-A registering our common stock under Section 12 of the Exchange Act, which was filed with the SEC on April 25, 2013, including any amendments or reports filed for purposes of updating such description.

        We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Millendo Therapeutics, Inc., Attn: Investor Relations, 301 North Main Street, Suite 100, Ann Arbor, Michigan 48104.

        Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement.

INDEX TO FINANCIAL STATEMENTS OF ALIZÉ PHARMA SAS

Financial Statements of Alizé Pharma SAS
For the Period from January 1, 2017 to December 19, 2017 and For the Year Ended December 31, 2016

        In December 2017, Millendo acquired Alizé Pharma SAS, or Alizé, which is now known as Millendo Therapeutics SAS. The following pages of this prospectus contain financial statements of Alizé for the period from January 1, 2017 to December 19, 2017 (the date the acquisition was completed) and for the year ended December 31, 2016. The consolidated financial position and results of operation of Alizé as of and for the periods ended after December 19, 2017 are reflected in the consolidated financial statements of Millendo incorporated by reference into this prospectus.

Independent Auditor's Report

Report on the Financial Statements

        We have audited the accompanying Financial Statements of Millendo Therapeutics SAS (formerly named Alizé Pharma) (the Company), which comprise the balance sheet as of December 31, 2016 and the related statements of income and cash flows for the year then ended, and the balance sheet as of December 19, 2017 and the related statements of income and cash flows for the period from January 1 to December 19, 2017, and the related notes to the financial statements (collectively, the Financial Statements).

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these Financial Statements in accordance with accounting principles generally accepted in France; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these Financial Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and French auditing standards related to this engagement established by the CNCC. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Financial Statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Financial Statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the Financial Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the Financial Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Financial Statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the Financial Statements referred to above present fairly, in all material respects, the financial position of Millendo Therapeutics SAS (formerly named Alizé Pharma) as of December 31, 2016 and December 19, 2017, and the results of its operations and its cash flows for the year ended December 31, 2016 and the period from January 1, 2017 to December 19, 2017 in accordance with accounting principles generally accepted in France.

Lyon, on the 4 May 2018
Le Commissaire aux comptes, /s/ RSM Rhône-Alpes Gaël Dhalluin Partner

Millendo Therapeutics SAS (formerly named Alizé Pharma)

Balance sheets

(amounts in Euros)

	Gross Value	Amortization /Depreciation	Net as of 12/19/17	Net as of 12/31/16
ASSETS
Licenses	54,615	39,086	15,529	18,981
Tangible assets	23,532	11,275	12,257	12,666
Financial assets	10,036	—	10,036	9,925

Total fixed assets	88,183	50,361	37,822	41,572
Trade debtors and related accounts	7,735	—	7,735	34,358
Research tax credit	830,668	—	830,668	429,354
VAT and other taxes	302,092	—	302,092	84,576
Other Debtors	2,820	—	2,820	1,503
Down payments on orders	237	—	237	29
Cash	1,277,764	—	1,277,764	3,201,608
Prepaid expenses	76,994	—	76,994	512,202
Total current assets	2,498,310	—	2,498,310	4,263,630

TOTAL ASSETS	2,586,493	50,361	2,536,132	4,305,202

EQUITY AND LIABILITIES
Share capital			220,950	170,131
Share premium			13,665,217	9,957,148
Retained losses			(9,554,865)	(8,199,976)
Net loss for the year/period			(4,266,533)	(1,354,889)

SHAREHOLDER'S EQUITY			64,769	572,414
Advances subject to conditions			680,000	732,500

Other Equities			680,000	732,500
PROVISIONS FOR RISKS AND CHARGES			—	—
Convertible loans			—	2,222,529
Accrued bank interest			242	160
Total bank loans and related interest			242	160
Shareholders' loan			567,825	—
Trade creditors and related accounts			1,040,418	614,585
Payroll liabilities			89,105	65,317
Social taxes			82,513	82,813
VAT turnover			6,152	10,016
Other taxes			5,108	4,700
Total Payroll and Tax Liabilities			182,878	162,846
Deferred revenue			—	168
TOTAL LIABILITIES			1,791,363	3,000,288

TOTAL EQUITY & LIABILITIES			2,536,132	4,305,202

Millendo Therapeutics SAS (formerly named Alizé Pharma)

Statement of Income

(amounts in Euros)

	Period From 01/01/17 to 12/19/17%		From 01/01/16 to 12/31/16 12 months	%	Variation	%
REVENUE	—	—%	—	—%	—	—%
Other revenue	170,645	100.0%	194,139	100.0%	(23,494)	(12.1)%
Total	170,645	100.0%	194,139	100.0%	(23,494)	(12.1)%
Other purchases & external costs	4,229,738	2,478.7%	1,406,488	724.5%	2,823,250	200.7%
Total	4,229,738	2,478.7%	1,406,488	724.5%	2,823,250	200.7%
MARGIN ON GOODS & RAW MATERIALS	(4,059,093)	(2,378.7)%	(1,212,349)	(624.5)%	(2,846,744)	234.8%
EXPENSES	—	—%	—	—%	—	—%
Operating taxes	9,577	5.6%	7,497	3.9%	2,080	27.7%
Salaries and wages	427,414	250.5%	387,454	199.6%	39,960	10.3%
Payroll taxes	183,668	107.6%	168,262	86.7%	15,406	9.2%
Depreciations and provisions	8,023	4.7%	5,472	2.8%	2,551	46.6%
Other expenses	3	—%	50	—%	(47)	(94.0)%
Total	628,685	368.4%	568,735	293.0%	59,950	10.5%
OPERATING LOSS	(4,687,778)	(2,747.1)%	(1,781,084)	(917.4)%	(2,906,694)	163.2%
Financial income	19,362	11.3%	22,477	11.6%	(3,115)	(13.9)%
Financial charges	428,785	251.3%	24,889	12.8%	403,896	1,622.8%
Financial loss	(409,423)	(239.9)%	(2,412)	(1.2)%	(407,011)	16,874.4%
LOSS ON ORDINARY ACTIVITIES	(5,097,201)	(2,987.0)%	(1,783,496)	(918.7)%	(3,313,705)	185.8%
Extraordinary income/loss	—	—%	—	—%	—	—%
Tax credit	(830,668)	(486.8)%	(428,606)	(220.8)%	(402,062)	93.8%
NET LOSS	(4,266,533)	(2,500.2)%	(1,354,890)	(697.9)%	(2,911,643)	214.9%

Millendo Therapeutics SAS (formerly named Alizé Pharma)

Statement of Cash Flows

(amounts in Euros)

	Period From 01/01/17 to 12/19/17	From 01/01/16 to 12/31/16 12 months
Cash flows from operating activities:
Net loss	€(4,266,533)	€(1,354,890)
Adjustments for:
Depreciation	8,023	5,471
Changes in working capital:
Research and CICE tax credits	(401,314)	70,000
Other current assets	242,705	(254,745)
Trade creditors	851,590	79,418
Tax and social liabilities	20,033	5,557

Net cash used in operating activities	(3,545,496)	(1,449,189)

Cash flows from investing activities:
Purchases of fixed assets	(4,274)	(22,805)

Net cash used in investing activities	(4,274)	(22,805)

Cash flows from financing activities:
Proceeds from issuance of ordinary and preferred shares	—	1,233,312
Proceeds from issuance of preferred warrants	10,660	—
Proceeds from convertible bonds	1,099,941	2,199,882
Proceeds from BPI advances	—	250,000
Repayments of BPI advances	(52,500)	(17,500)
Shareholders' loan	567,825	—

Net cash provided by financing activities	1,625,926	3,665,694

Net increase/(decrease) in cash	€(1,923,844)	€2,193,700
Cash at beginning of the year/period	3,201,608	1,007,908

Cash at end of the year/period	€1,277,764	€3,201,608

Notes to the financial statements

        Designation of the company: SAS MILLENDO THERAPEUTICS (formerly named SAS ALIZÉ PHARMA)

        The financial years cover the periods from 01/01/2017 to 12/19/17 and from 01/01/2016 to 12/31/2016.

        The notes and tables below are an integral part of the financial statements.

        These financial statements have been approved by the President of the company.

Accounting principles

        The financial statements have been prepared in accordance with the French accounting standards governed by French Company Law and approved by Ministerial Decree of 08/09/2014 (Articles L. 123-12 to L. 123.28 and R. 123-172 to R. 123-208).

        The financial statements have been prepared in accordance with the following general accounting conventions prescribed by French Company Law:

  •
  Matching costs and revenues;

  •
  Consistency of the method of accounting;

  •
  Going concern;

  •
  Prudence;

  •
  Historical costs;

  •
  Accuracy of the opening balance; and

  •
  No set-off between assets and liabilities.

        Only relevant information is summarized below. Unless otherwise mentioned, all amounts are stated in Euros.

        Alizé Pharma SAS (the Company) was acquired by Millendo Therapeutics, Inc. on December 19, 2017 and changed its name to Millendo Therapeutics SAS from that date. The parent company will provide advance payments and/or capital increase in order to ensure the continuity of research activities and subsidiary's continuity of operations.

Tangible and intangible assets

        Tangible and intangible assets are valued at their acquisition cost (purchase price and incidental expenses) for assets acquired for consideration, at their production cost for assets produced by the company and at the fair value for assets received free of charge or by way of an exchange.

        The cost of an asset includes its purchase price, including customs duties and non-refundable purchase taxes, after deduction of rebates, trade discounts and settlement of all costs directly attributable to putting the asset in place and in working order according to the intended use. Transfer taxes, fees or commissions and acts related to acquisition costs, are attached to this cost. Any costs that are not part of the purchase price of the asset and that cannot be directly linked to costs made necessary to put the asset in place and in working order in accordance with the intended use, are recognized as expenses.

        Depreciation of assets is recognized over the expected useful life, using the straight-line method:

  •
  Licenses : 15 to 20 years

Notes to the financial statements (Continued)

  •
  Software: 3 years

  •
  Office equipment and computers: 3 years

        Licenses are amortized over the period of legal protection (i.e. 20 years) or over their expected useful lives if shorter.

Costs for research and development

        Research costs are expensed as incurred.

        Development costs are recognized as an asset under "intangible assets" when the project meets all of the following criteria:

  •
  Technical feasibility of completing the intangible asset demonstrated,

  •
  Intention to complete the intangible asset and use or sell it,

  •
  Availability of appropriate resources to complete the development and to use or sell the intangible asset,

  •
  The ability to use or sell the intangible asset,

  •
  Expected future economic benefits,

  •
  Ability to measure reliably the expenditure attributable to the intangible asset during its development.

        When one of the criteria is not met, development costs are expensed in the period in which they are incurred.

        Costs related to the patent creation follow the same accounting principle as development costs.

        Given the above, research costs were recognized as an expense in 2016 and 2017 (Other purchases & external expenses).

Receivables & Payables

        Receivables and Payables are recognized at their nominal value. A provision for impairment is recorded on receivables when the recoverable value is less than the book value.

        No impairment was recorded in 2016 and 2017.

Transactions in foreign currencies

        During acquisition of assets in foreign currency, the conversion rate used is the rate of exchange at the date of entry or, where applicable, the cover if it was taken before the operation. Costs incurred to implement the covers are also included in the acquisition cost.

        Payables, receivables, cash in foreign currencies are stated at their exchange value during year end. The difference resulting from the discounting of receivables and liabilities in foreign currencies at year end is recorded as currency exchange differences.

        Unrealized exchange losses are provided for.

Notes to the financial statements (Continued)

Advances subject to conditions

        The Company received repayable advances (from BPI) to finance research and development costs. Those advances are recorded in the balance sheet in "Other Equity".

        These conditional advances (debt) are repayable within the contract payment plan.

Retirement Benefits

        The Company's collective agreement provides for retirement benefits. No special agreement has been signed. Retirement benefits are not recorded as liabilities in the balance sheet. However, accounting law requires to disclose details of costs and obligations in the notes to the financial statements.

        Retirement benefits are measured at the likely present value of the rights already acquired by applying a method based on projected end-of-career salaries, company's collective agreement, rates of staff turnover, life expectancy and discounting of assumptions of predictable payments.

        The discounting assumptions are as follows:

  •
  Discount rate: 2%

  •
  Rate of salary increases: 2%

  •
  Retirement age: 67 years old

  •
  Life expectancy table: (table INSEE 2010-2012)

Capital Increase

        During the period ended December 19, 2017, there was a capital increase of 50,819 shares with a par value of €1 each.

        This capital increase was accompanied by an issue premium of €3,708,079 divided as follows :

  •
  OC1 + OC2 for €3,697,569

  •
  BSA 2012-04-27 for €7,210

  •
  BSA 2009-02 for €3,300

        On February 3, 2016, there was a capital increase of €14,176 accompanied by an issue premium of €1,219,136.

Convertible Loans

        On November 30 2016, the Company issued convertible bonds. These bonds can be converted into preferred shares and include also warrants and rights of preferred shares subscription. (In French: OCABSOC).

        At December 31, 2016, 25,286 convertible notes have been issued.

        At April 28, 2017, 12,643 convertible notes have been issued.

Notes to the financial statements (Continued)

        At December 19, 2017, all convertible bonds have been converted into 50,669 shares.

Date	11/30/16	12/31/16	04/28/17	12/19/2017	12/19/17
Step	Bonds creation		Bonds creation	Bonds conversion
Number	25,286	25,286	12,643	50,669	50,669
Bonds / Shares	bonds	bonds	bonds	shares	shares

        This loan of 3,299,823 € is divided in two parts :

  •
  The first part (In French OC1) was issued in November, 30, 2016 for an amount of €2,199,882 representing 25,286 convertible bonds / notes with a conversion value of €87 each.

  •
  The second part(In French OC2) was issued on April 28, 2017 for an amount of €1,099,941 representing 12,643 convertible bonds / notes with a conversion value of €87 each.

        As of December 19, 2017 all convertible bonds and interests (for an amount of €3,697,569) were converted into 50,669 shares with a conversion value of €73.99 per share.

Others significant events

Tax credit for the competitiveness and employment

        The third Amending Finance Law 2012 established a tax credit for the competitiveness and Employment (In French CICE) for corporations.

        This 7% tax credit is based on the salaries equal to or less than 2.5 times the minimum wage in France. The company recognized this tax credit in order to reduce personnel expenses in the income statement.

        It could reduce the corporation tax due or, failing that, be refundable after a minimum of 3 years.

        In 2016, the Company exceeded the threshold to benefit from the tax credit.

Change of company name

        Following the change in shareholders, ALIZÉ PHARMA SAS has changed its name which is now MILLENDO THERAPEUTICS SAS.

Assessment of clinical studies

        The Company has performed a change of assessment of clinical studies based on percentage of completion. This analysis is based on a model allowing to refine the approach of amounts committed at the end of the exercise.

Notes to the financial statements (Continued)

Assets

Assets breakdown—December 19, 2017:

(In €)	Beginning of the year	Increase	Decrease	End of the year
Licenses and other intangible assets	€54,615	€—	€—	€54,615

Intangible assets	54,615	—	—	54,615

Fixtures and fittings	8,862	—	—	8,862
Office equipment and computers, furniture	10,507	4,163	—	14,670

Tangible assets	19,369	4,163	—	23,532

Other financial assets	9,925	111	—	10,036

Financial assets	9,925	111	—	10,036

FIXED ASSETS	€83,909	€4,274	€—	€88,183

Assets breakdown—December 31, 2016:

(In €)	Beginning of the year	Increase	Decrease	End of the year
Licenses and other intangible assets	€54,615	€—	€—	€54,615

Intangible assets	54,615	—	—	54,615

Fixtures and fittings	—	8,862	—	8,862
Office equipment and computers, furniture	8,449	4,018	1,960	10,507

Tangible assets	8,449	12,880	1,960	19,369

Other financial assets	926	9,925	926	9,925

Financial assets	926	9,925	926	9,925

FIXED ASSETS	€63,990	€22,805	€2,886	€83,909

Note 1 :    Loans and other financial assets represent exclusively security deposit on the lease.

Depreciation breakdown—At December 19, 2017

(In €)	Beginning of the year	Increase	Decrease	End of the year
Licenses and other intangible assets	€35,633	€3,453	€—	€39,086

Intangible assets	35,633	3,453	—	39,086

Fixtures and fittings	5	1,714	—	1,719
Office equipment and computers, furniture	6,699	2,857	—	9,556

Tangible assets	6,704	4,571	—	11,275

Financial assets	—	—	—	—

TOTAL	€42,337	€8,024	€—	€50,361

Notes to the financial statements (Continued)

Depreciation Breakdown—At December 31, 2016

(In €)	Beginning of the year	Increase	Decrease	End of the year
Licenses and other intangible assets	€32,063	€3,570	€—	€35,633

Intangible assets	32,063	3,570	—	35,633

Fixtures and fittings	—	5	—	5
Office equipment and computers, furniture	6,763	1,896	1,960	6,699

Tangible assets	6,763	1,901	1,960	6,704

Financial asset	—	—	—	—

TOTAL	€38,826	€5,471	€1,960	€42,337

Current assets

Receivables at December 19, 2017

        Receivables amount to €1,181,061 at the end of the financial period and are broken down as follows:

(In €)	Gross amount	Due within one year	Due over one year
Financial Assets:
Deposits	€10,036	€—	€10,036
Current assets:
Trade Debtors and related accounts	7,735	7,735	—
VAT and research tax credit	1,135,580	1,135,580	—
Prepaid expenses	27,710	27,710	—

Total	€1,181,061	€1,171,025	€10,036

Receivables at December 31, 2016

        Receivables amount to €1,071,917 at the end of the financial year and are broken down as follows:

(In €)	Gross amount	Due within one year	Due over one year
Financial Assets:
Deposits	€9,925	€—	€9,925
Current assets:
Trade Debtors and related accounts	34,358	34,358	—
VAT and research tax credit	515,433	515,433	—
Prepaid expenses	512,201	512,201	—

Total	€1,071,917	€1,061,992	€9,925

        As of 12/19/2017, receivables are mainly composed of Research Tax Credit (€830,668) and deductible VAT (€302,092).

        As of 12/31/2016, receivables are mainly composed of Research Tax Credit (€429,354) and deductible VAT (€84,575).

Notes to the financial statements (Continued)

Other accounts receivable—At December 19th 2017

(In €)	Amount
Grants due by OSEO	€2,747
Accured interest on deposit bank accounts	48,742

Total	€51,489

Other accounts receivable—December 31st 2016

(In €)	Amount
Research Tax Credit	€429,354
VAT	34,191
Guarantee deposit reimbursement	1,503
Accrued interest on deposit bank accounts	34,484
Other income	144

Total	€499,676

Research Tax Credit

        Research Tax Credit (In French CIR) amounted to €830,668 as of 12/19/2017. It can be charged on Corporate Tax or refunded according to SME status within the meaning of Community guidelines.

        The accrued income due to Research Tax Credit is €830,668 as of December 19, 2017 and was accounted as an asset in the balance sheet.

        Under French GAAP, the Research Tax Credit (RTC) is recorded as a reduction of the Corporate Income Tax (CIT). When a corporate cannot use the research tax credit on CIT (historical losses), the tax credit is repaid to the corporate. CIR is not a deferred tax asset.

        Research Tax Credit (In French CIR) amounted to €429,354 in 2016.

Equity

Share capital breakdown at December 19, 2017

        Share capital amounting to €220,950 broken down into 220,950 shares with a nominal value of €1.

(In €)	Number	Nominal Value
Balance at January 1, 2017	170,131	€1.00
Issue of share capital—converted bonds	50,819	1.00

Balance at December 19, 2017	220,950	€1.00

Share capital breakdown at December 31, 2016

        Share capital amounting to €170,131 broken down into 170,131 shares with a nominal value of €1.

(In €)	Number	Nominal Value
Balance at January 1, 2016	155,955	€1.00
Issue of share capital—proceeds from employees shares issued	14,176	1.00

Balance at December 31, 2016	170,131	€1.00

Notes to the financial statements (Continued)

        The Company's share capital on incorporation was €37,000 (37,000 shares of €1 each)

        In May 2007, the share capital increased by €15,235 with the creation of 15,235 new ordinary shares at a nominal value of €1 per share. The new shares were issued at the price of €45.94 per share including a nominal value of €1 and a premium of €44.94.

        In July 2009, the share capital increased by €13,433 with the issuance of 13,433 new shares with warrants attached (ABSA 2009-01) at a nominal value of €1 per share. The new shares were issued at the price of €67 per share including a nominal value of €1 and a premium of €66.

        In April 2012, the share capital increased by €45,226 with the issuance of 45,226 new ordinary shares at a nominal value of €1 per share. The new shares were issued at the price of €73.1 per share including a nominal value of €1 and a premium of €72.1.

        In June 2014, the share capital increased by €16,709 with the issuance of 16,709 new shares with warrants attached (ABSA P1) at a nominal value of €1 per share. The new shares were issued at the price of €87 per share including a nominal value of €1 euro and a premium of €86.

        In July 2014, the share capital increased by €28,352 with the issuance of 28,352 new shares with warrants attached (ABSA P2) at a nominal value price of €1 per share. The new shares were issued at the price of €87 per share including a nominal value of €1 and a premium of €86.

        In March 2015, the company issued 3,500 employee share options (BSA 2014-06) at the price of €8.7 each.

        In February 2016, the capital increased by €14,176 with the issuance of 14,176 new preferred shares at a nominal value of €1 per share. The new shares were issued at the price of €87 per share including a nominal value of €1 and a premium of €86.

        In December 2017, the capital increased by €50,819 with the issuance of 50,669 shares (conversion of bonds) at a nominal value of €1 per share. The new shares were issued at the price of €73.99 per share including a nominal value of €1 and a premium of €72.99.

        Furthermore, 150 employee share options (BSA) have been issued at the average price of €71.07 each share including a nominal value of €1 and a premium of €70.07.

Allocation of the losses

        Decision of the General Meeting of 04/25/2017.

(In €)	Amount
Retained earnings at January 1, 2017	€(8,199,976)
Net loss of the year 2016	(1,354,889)

Retained earnings at January 1, 2017	(9,554,865)

Losses carried forward	(9,554,865)

Retained earnings at January 1, 2017	€(9,554,865)

Notes to the financial statements (Continued)

        Decision of the General Meeting of 04/21/2016.

(In €)	Amount
Retained earnings at January 1, 2016	€(5,955,550)
Net loss of the year 2015	(2,244,426)

Retained earnings at January 1, 2016	(8,199,976)

Losses carried forward	(8,199,976)

Retained earnings at January 1, 2016	€(8,199,976)

Changes in equity

Period ended December 19, 2017

(In €)	Balance as of 1/01/2017	Allocation of loss	Increase	Balance as of 12/19/2017
Share capital	€170,131	€—	€50,819	€220,950
Share premium	9,957,148	—	3,708,069	13,665,217
Retained losses	(8,199,976)	(1,354,889)	—	(9,554,865)
Loss of the period	(1,354,889)	1,354,889	(4,266,533)	(4,266,533)

TOTAL	€572,414	€—	€(507,645)	€64,769

Year ended December 31, 2016

(In €)	Balance as of 1/01/2016	Allocation of loss	Increase	Balance as of 12/31/2016
Share capital	€155,955	€—	€14,176	€170,131
Share premium	8,738,012	—	1,219,136	9,957,148
Retained losses	(5,955,550)	(2,244,426)	—	(8,199,976)
Loss of the year	(2,244,426)	2,244,426	(1,354,889)	(1,354,889)

TOTAL	€693,991	€—	€(121,577)	€572,414

Other Equity

        Other equity is composed of advances received from BPI. In 2014, BPI FRANCE granted a financial support of €750,000 Euros including €500,000 paid in 2014 and €250,000 paid in 2016.

        Conditional advances represent a debt and must be repaid. The Company must repay this advance according to the provisions included in the BPI's agreement. Repayment conditions take into account forecast revenues generated by the projects. The first repayment took place in 2016 and the last repayment will be due in 2021.

        In case of technical or commercial failure, the recipient ensures payment by installments of €300,000 to BPI.

Notes to the financial statements (Continued)

Liabilities

Breakdown of accounts payable as at December 19, 2017

        Total liabilities amount to €1,791,364 at the end of the financial period and are broken down as follows:

(In €)	Gross amount	Less than one year	Between 1 and 5 years	Over 5 years
Bank debts
Of which are:
—initially due within 12	€242	€242
—initially due over 12 months
Trade creditors and related accounts	1,040,418	1,040,418
Payroll, social and other taxes	182,878	182,878
Other creditors debts	567,825	567,825

Total	€1,791,363	€1,791,363

Proceeds from borrowings	€1,099,941
Repayments of borrowings	€3,299,823

        On November 30, 2016, the Company issued a convertible loan for a nominal value of €3,299,823 divided in two parts :

  •
  Part 1 in November 2016 for €2,199,882

  •
  Part 2 in November 2017 for €1,099,941

        The first part includes 25,286 convertible bonds in shares P for an amount of €2,199,882.

        Each of 25,286 OCT1 have a warrant attached (BSOCT2) allowing to proceed with a determined number of OCT2 (part 2).

        The second part includes 12,643 convertible bonds in shares P for an amount of €1,099,941.

        These convertibles bonds bear 15% interest annually.

        All convertible bonds have been converted into 50,669 shares (see Significant events /Convertible loans)

Breakdown of accounts payable as at December 31, 2016

        Total liabilities amount to €3,000,287 at the end of the financial year and are broken down as follows:

(In €)	Gross amount	Less than one year	Between 1 and 5 years	Over 5 years
Convertible loans	€2,222,529		€2,222,529
Bank debts, of which are:
—initially due within 12	160	€160
—initially due over 12 months
Trade creditors and related	614,585	614,585
Payroll, social and other taxes	162,845	162,845
Deferred revenue income	168	168

Total	€3,000,287	€777,758	€2,222,529

Proceeds from borrowings	€2,199,882
Repayments of borrowings	€—

Notes to the financial statements (Continued)

Accrued liabilities as at December 19, 2017

(In €)	Amount
Unreceived invoices from suppliers	€66,547
Bank commissions	242
Holiday pay	32,691
Overtime	826
Bonuses	34,439
Unpaid salaries	21,149
Social charges related to holiday pay	14,197
Social charges related to overtime	355
Social charges related to bonuses	14,809
Apprentice tax	2,824
Training tax	2,285

TOTAL	€190,364

Accrued liabilities as at December 31st 2016

(In €)	Amount
Unreceived invoices from suppliers bills	€40,651
Interest on convertible loans Bonds	22,647
Bank interest	160
Holiday pay	31,275
Overtime	817
Bonuses	33,225
Social charges related to holiday pay	13,448
Social charges related to overtime	351
Social charges related to bonuses	14,287
Apprentice tax	2,598
Training tax	2,101

TOTAL	€161,560

Cut-off

Prepaid expenses as at December 19, 2017:

(In €)	Operating activities	Financing activities	Extraordinary activities
Prepaid expenses	€76,994

Total	€76,994

Prepaid expenses as at December 31, 2016:

(In €)	Operating activities	Financing activities	Extraordinary activities
Prepaid expenses	€512,202

Total	€512,202

Notes to the financial statements (Continued)

Deferred Incomes as at December 31, 2016:

(In €)	Operating activities	Financing activities	Extraordinary activities
Deferred revenue	€168

Total	€168

Warrants and Bonds

Warrants and Bonds Breakdown—December 19, 2017

Warrants / Bonds	Attribution Date	Expiry Date	Balance as of 01/01/2017	Created during 2017	Cancelled or issued during 2017	Balance as of 12/19/2017	Exercise Price
BSA 2009-02	02/19/10	06/27/22	933		50	883	0.01
BSPCE 2009-01	02/19/10	06/27/22	410			410	Complementary
BSPCE 2012-04-27	10/25/12	03/30/20	800		100	700	0.10
BSA 2012-04-27	10/25/12	03/30/20	1,936			1,936	0.10
BSA Tranche 2	06/27/14	06/27/19					Complementary
BSA 2014-06	02/04/15	02/04/23	3,500			3,500	8.70
BSPCE 2014-07	02/04/15	02/04/23	5,150			5,150	Complementary
BSA Ratchet P	06/27/14	06/27/19	45,061		45,061		Article 3.2.2
	02/03/16	06/27/19	14,176		14,176		General Meeting of 06/27/14
OCT1	11/30/16	05/31/18	25,286		25,286		73,99
BSOCT2**	11/30/16	05/31/18	25,286		25,286		73,99

Total			122,538	—	109,959	12,579

Warrants and Bonds Breakdown—December 31st 2016

Warrants / Bonds	Attribution Date	Expiry Date	Balance as of 01/01/2016	Created during 2016	Cancelled or issued during 2016	Balance as of 12/31/2016	Exercise Price
BSA 2009-02	02/19/10	06/27/22	933			933	0.01
BSPCE 2009-01	02/19/10	06/27/22	410			410	Complementary
BSPCE 2012-04-27	10/25/12	03/30/20	800			800	0.10
BSA 2012-04-27	10/25/12	03/30/20	1,936			1,936	0.10
BSA Tranche 2	06/27/14	06/27/19	28,352		28,352	—	Complementary
BSA 2014-06	02/04/15	02/04/23	3,500			3,500	8.70
BSPCE 2014-07	02/04/15	02/04/23	5,150			5,150	Complementary
BSA Ratchet P	06/27/14	06/27/19	45,061			45,061	Article 3.2.2
	02/03/16	06/27/19		14,176		14,176	General Meeting of 06/27/14
OCT1	11/30/16	05/31/18		25,286		25,286	73,99
BSOCT2**	11/30/16	05/31/18		25,286		25,286	73,99

Total			86,142	64,748	28,352	122,538

Each warrant BSA RATCHET P is attached to a preferred share (P) to form an ABSA P.

**
Note 3 : Each warrant BSOCT2 give the right to subscribe to 0.5 OCT2 at a price of €8 per OCT2.

Notes to the financial statements (Continued)

Financial Loss

(In €)	Period From 01/01/17 to 12/19/17	From 01/01/16 to 12/31/16 12 months
Interest on bank deposit accounts	€18,888	€22,123
Foreign exchange gains	474	354

Total financial income	19,362	22,477

Shareholders and convertible loans interest	428,029	24,164
Foreign exchange losses	756	725

Total financial charges expenses	428,785	24,889

Financial loss result	€(409,423)	€(2,412)

Research Expenses

        For the period ended December19, 2017, external R&D expenses amount to €2,917,949.

        For the year ended December 31, 2016, external R&D expenses amount to €647,905.

Management compensation

        The Company has decided to not disclose any information since it will result in providing individual information.

Retirement Benefits

        Retirement benefits are not recorded as liabilities in the balance sheet. However, the legal and contractual indemnities payable to each employee of the Company on retirement have been estimated using the prospective method based on their expected length of service at the retirement date. At December 19, 2017 and December 31, 2016, based on the calculations by an independent actuary using the actuarial assumptions described in the above note "Retirement benefits", the Company's obligations were respectively estimated at €9,710 and €7,132.

Workforce

        At December 19, 2017

	Employed staff	Freelance staff
Executive	6	0

Total	6	0

        At December 31, 2016

	Employed staff	Freelance staff
Executive	5	0

Total	5	0

Tax credit competitiveness and employment

        The purpose of the tax credit for the (CICE) is to finance the firm competitiveness and Employment particularly through the working capital.

Notes to the financial statements (Continued)

        Tax credit based on the 2017 salaries amounted to €2,747. The company recognized this tax credit in order to reduce personnel expenses in the income statement.

Summary of the differences between French GAAP and U.S. GAAP

        The individual statutory financial statements have been prepared in accordance with French GAAP which, as applied by the Company, differ in certain significant respects from accounting principles generally accepted in the United States of America ("U.S. GAAP"). These differences appear in the column labeled "US GAAP conversion adjustments". Certain amounts have been reclassified to conform with US GAAP presentation and appear in the column labeled "US GAAP reclassifications". Certain French GAAP statutory accounts on the statements of income have been combined and presented as research and development expenses and general and administrative expenses.

Statement of operations

        The effects of the differences between U.S. GAAP and French GAAP for the period from January 1, 2017 through December 19, 2017 and for the year ended December 31, 2016 are as follows (amounts in thousands):

	Period from January 1 to December 19, 2017 French GAAP	US GAAP reclassifications	US GAAP conversion adjustments	Notes	Period from January 1 to December 19, 2017 US GAAP
Revenue	€—	€—	€—		€—
Other revenue	171	(171)	—	(a)	—

Total	171	(171)	—		—
Other purchases & external expenses	4,230	(4,230)	—	(b)	—

Total	4,230	(4,230)	—		—
Margin on goods and raw materials	(4,059)	4,059	—		—
Operating expenses:
Research and development	—	2,654	309	(a),(b),(c),(d),(e),(f),(h)	2,963
General and administrative	—	1,203	—	(a),(b),(c),(d),(e)(f)	1,203
Other purchases & external expenses	—	—	—		—
Taxes and assimilated payments	10	(10)	—	(c)	—
Salaries and Treatments	427	(427)	—	(d)	—
Social expenses	184	(184)	—	(d)	—
Depreciations and provisions	8	(8)	—	(e)	—
Other expenses	—	—	—		—

Total	629	3,228	309		4,166
Loss from operations	(4,688)	831	(309)		(4,166)
Interest income	19	—	—		19
Interest expense	(428)	—	(3,160)	(g)	(3,588)

Financial (loss) income	(409)	—	(3,160)		(3,569)

Loss before taxes	(5,097)	831	(3,469)		(7,735)
Income taxes	(831)	831	—	(h)	—

Net loss	€(4,266)	€—	€(3,469)		€(7,735)

Notes to the financial statements (Continued)

	Year ended December 31, 2016 French GAAP	US GAAP reclassifications	US GAAP conversion adjustments	Notes	Year ended December 31, 2016 US GAAP
Revenue	€—	€—	€—		€—
Other revenue	194	(194)	—	(a)	—

Total	194	(194)	—		—
Other purchases & external expenses	1,406			(b)	—

Total	1,406	(1,406)	—		—
Margin on goods and raw materials	(1,212)	1,212	—		—
Operating expenses:
Research and development	—	807	417	(a),(b),(c),(d),(e),(f),(h)	1,224
General and administrative	—	546	—	(a),(b),(c),(d),(e)(f)	546
Other purchases & external expenses	—	—	—		—
Taxes and assimilated payments	8	(8)	—	(c)	—
Salaries and Treatments	388	(388)	—	(d)	—
Social expenses	168	(168)	—	(d)	—
Depreciations and provisions	5	(5)	—	(e)	—
Other expenses	—	—	—		—

Total	569	784	417		1,770
Loss from operations	(1,781)	428	(417)		(1,770)
Interest income	22	—	—		22
Interest expense	(24)	—	(139)	(g)	(163)

Financial (loss) income	(2)	—	(139)		(141)

Loss before taxes	(1,783)	428	(556)		(1,911)
Income taxes	(428)	428	—	(h)	—

Net loss	€(1,355)	€—	€(556)		€(1,911)

Notes to the financial statements (Continued)

Balance sheets

        The effects of the differences between U.S. GAAP and French GAAP as of December 19, 2017 and December 31, 2016 are as follows (amounts in thousands):

	December 19, 2017 French GAAP	US GAAP reclassifications	US GAAP conversion adjustments	Notes	December 19, 2017 US GAAP
TOTAL ASSETS	€2,536	€—	€—		€2,536

EQUITY AND LIABILITIES
Share Capital	€221	€—	€—		€221
Share premiums	13,665	—	4,025	(f)	17,690
Retained losses	(9,555)	—	(556)	(f),(g)	(10,111)
Net loss for the year/period	(4,266)	—	(3,469)	(f)	(7,735)

SHAREHOLDER'S EQUITY	65	—	—		65
Advances subject to conditions	680	(680)	—	(i)	—

Other Equity	680	(680)	—		—
PROVISIONS FOR RISKS AND CHARGES	—	—	—		—
Loan payable	—	680	—	(i)	680
Convertible loans	—	—	—		—
Accrued bank interest	—	—	—		—
Total bank loans and related accounts	—	—	—		—
Shareholders' loans	568	—	—		568
Trade creditors and relates accounts	1,040	—	—		1,040
Payroll liabilities	89	—	—		89
Social taxes	83	—	—		83
VAT	6	—	—		6
Other	5	—	—		5
Total Payroll and Tax Liabilities	183	—	—		183
Deferred revenue	—	—	—		—

TOTAL LIABILITIES	1,791	680	—		2,471

TOTAL EQUITY & LIABILITIES	€2,536	€—	€—		€2,536

Notes to the financial statements (Continued)

	December 31, 2016 French GAAP	US GAAP reclassifications	US GAAP conversion adjustments	Notes	December 31, 2016 US GAAP
TOTAL ASSETS	€4,305	€—	€—		€4,305

EQUITY AND LIABILITIES
Share Capital	€170	€—	€—		€170
Share premiums	9,957	—	2,616	(f)	12,573
Retained losses	(8,200)	—	—		(8,200)
Net loss for the year/period	(1,355)	—	(556)	(f),(g)	(1,911)

SHAREHOLDER'S EQUITY	572	—	2,060		2,632
Advances subject to conditions	733	(733)	—	(i)	—

Other Equity	733	(733)	—		—
PROVISIONS FOR RISKS AND CHARGES	—	—	—		—
Loan payable	—	733	—	(i)	733
Convertible loans	2,223	—	(2,060)	(g)	163
Accrued bank interest	—	—	—		—
Total bank loans and related accounts	—	—	—		—
Shareholders' loans	—	—	—		—
Trade creditors and relates accounts	615	—	—		615
Payroll liabilities	65	—	—		65
Social taxes	83	—	—		83
VAT	10	—	—		10
Other	4	—	—		4
Total Payroll and Tax Liabilities	162	—	—		162
Deferred revenue	—	—	—		—

TOTAL LIABILITIES	3,000	733	(2,060)		1,673

TOTAL EQUITY & LIABILITIES	€4,305	€—	€—		€4,305

Notes to tables

(a)
To reclassify rent, wage, and other expense reimbursements to present expenses by function (amounts in thousands)

	Period from January 1 to December 19, 2017	Year ended December 31, 2016
Other revenue	€171	€194
Research and development expense	(115)	(127)
General and administrative expense	(56)	(67)

Total adjustment	€—	€—

Notes to the financial statements (Continued)

(b)
To reclassify other purchases and external expenses to present expenses by function (amounts in thousands)

	Period from January 1 to December 19, 2017	Year ended December 31, 2016
Other purchases & external expenses	€(4,230)	€(1,406)
Research and development expense	3,049	883
General and administrative expense	1,181	523

Total adjustment	€—	€—

(c)
To reclassify taxes and assimilated payments to present expenses by function (amounts in thousands)

	Period from January 1 to December 19, 2017	Year ended December 31, 2016
Taxes and assimilated payments	€(10)	€(8)
General and administrative expense	10	8

Total adjustment	€—	€—

(d)
To reclassify salaries and treatments and social expenses to present expenses by function (amounts in thousands)

	Period from January 1 to December 19, 2017	Year ended December 31, 2016
Salaries and Treatments	€(427)	€(388)
Social expenses	(184)	(168)
Research and development expense	547	477
General and administrative expense	64	79

Total adjustment	€—	€—

(e)
To reclassify depreciation expense to present expenses by function (amounts in thousands)

	Period from January 1 to December 19, 2017	Year ended December 31, 2016
Depreciation expense	€(8)	€(5)
Research and development expense	4	2
General and administrative expense	4	3

Total adjustment	€—	€—

Notes to the financial statements (Continued)

(f)
To adjust stock based compensation expense (amounts in thousands). Refer to differences between French GAAP and US GAAP below.

	Period from January 1 to December 19, 2017	Year ended December 31, 2016
Research and development expense	€309	€417
General and administrative expense	—	—

Total adjustment	€309	€417

	December 19, 2017	December 31, 2016
Share premium	€309	€417
Net loss for the year/period	(309)	(417)

Total adjustment	€—	€—

(g)
To adjust debt discount and amortization of debt discount on convertible notes (amounts in thousands). Refer to differences between French GAAP and US GAAP below.

	Period from January 1 to December 19, 2017	Year ended December 31, 2016
Interest expense	€3,160	€139

Total adjustment	€3,160	€139

	December 19, 2017	December 31, 2016
Debt discount	€—	€(2,060)

Total adjustment	€—	€(2,060)

(h)
To reclassify tax credit (amounts in thousands)

	Period from January 1 to December 19, 2017	Year ended December 31, 2016
Research and development expense	€(831)	€(428)
Income taxes	831	428

Total adjustment	€—	€—

(i)
To reclassify granted advances subject to conditions from other equities (amounts in thousands)

	December 19, 2017	December 31, 2016
Advances subject to conditions	€(680)	€(733)
Loan payable	680	733

Total adjustment	€—	€—

Notes to the financial statements (Continued)

Differences between French GAAP and US GAAP

Share based compensation

        The Company granted employees and consultants options which vest upon continued employment or providing of services and on the third anniversary from the grant date. Accounting for these options is not addressed by French GAAP and has no effect on the French GAAP statement of operations. Under U.S. GAAP, the fair value of the options is considered as compensation to employees and consultants. Options issued to consultants are remeasured at each reporting period until they vest. The effect of share-based compensation results in an increase in net loss and an increase to additional paid-in capital.

Beneficial Conversion Feature

        The convertible bonds issued during the year ended December 31, 2016 and 2017 contain a beneficial conversion feature under U.S. GAAP. Upon maturity of the bond, the holder has the option to convert the outstanding principal and unpaid interest into shares of preferred stock and at a conversion price of 87 Euros per share. The beneficial conversion feature represents the excess fair value of the preferred stock over the stated conversion price. The Company recognized a beneficial conversion feature and a debt discount at each debt issuance. The debt discount was amortized into interest expense and accelerated upon conversion in December 2017.

        The effect of beneficial conversion feature results in an increase interest expense and net loss for the periods presented.

Statement of cash flows

        The effects of the differences between U.S. GAAP and French GAAP for the period from January 1, 2017 through December 19, 2017 and for the year ended December 31, 2016 did not result in a change to the total change in cash used in or provided by operating, investing and financing activities.

        The following table presents Supplemental Cash Flow Disclosures under US GAAP (amounts in thousands):

	Period From 01/01/17 to 12/19/17	Period From 01/01/16 to 12/31/16
Cash paid for interest	€2	€2
Conversion of debt	€3,749	€—

4,166,667 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	SVB Leerink